                                    EXHIBIT C
                                    ---------








                            GLOBE BUSINESS RESOURCES




                       CONFIDENTIAL INFORMATION MEMORANDUM


                                  OCTOBER 1999

                         GLOBE BUSINESS RESOURCES, INC.
                                Table of Contents

I.     EXECUTIVE SUMMARY                                               ................................................2

         GENERAL  .....................................................................................................5

                  Business Strategies..................................................................................6

                  Acquisitions.........................................................................................7

         GLOBE CORPORATE STAY INTERNATIONAL - "GCSI"...................................................................8

                  GLOBE FURNITURE RENTALS - "GFR".....................................................................13

         MANAGEMENT AND EMPLOYEES.....................................................................................17

                  Executive Management................................................................................17

                  Employees...........................................................................................18

         LEGAL    ....................................................................................................18

         YEAR 2000....................................................................................................18

III   FINANCIAL INFORMATION...........................................................................................19

IV   APPENDIX.........................................................................................................23

         Organizational Chart.........................................................................................23

         Investor Chart

                  Annual Report

                  10-K

                  10-Q

                  Globe Business Resources Marketing Material

Friedman, Billings, Ramsey & Co., Inc. ("FBR") has been retained by Globe Business Resources, Inc. ("Globe or the "Company") to serve as its financial advisor regarding the contemplated sale of the Company (or certain lines of business currently operated by the Company).

This Information Memorandum (the "Memorandum") is being furnished to a limited number of parties who may be interested ("Interested Parties") in submitting proposals to acquire the Company or certain of its businesses (the "Transaction"). THIS MEMORANDUM IS SUBJECT TO A SIGNED CONFIDENTIALITY AGREEMENT AND IS NOT TO BE REPRODUCED OR USED FOR ANY PURPOSE EXCEPT AS SET FORTH IN SUCH CONFIDENTIALITY AGREEMENT. The purpose of the Memorandum is to summarize the operations of the Company and to facilitate discussions with Interested Parties. FBR will be available to consult with Interested Parties, assist Interested Parties in their review of the Company, and arrange all contact for appropriate due diligence.

This Memorandum may not be copied, reproduced or distributed to others at any time without the prior written consent of the Company. The Memorandum is being delivered to Interested Parties for informational purposes only and upon the express understanding that such Interested Parties will use it only for the purpose of evaluating the Transaction. This Memorandum contains certain nonpublic information, and, accordingly, recipients shall treat this Memorandum and all nonpublic information made available hereunder, as confidential.

The Information contained in this Memorandum was obtained by FBR from the Company and other sources. No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information. No information contained in this Memorandum or any other written or oral communication transmitted or made available to an Interested Party is, or shall be relied upon as, a promise or representation, whether as to the past or future, and no liability will attach thereto, except as and if provided in a definitive acquisition agreement when, as and if it is executed and delivered, and subject to such limitations as may be provided in such definitive acquisition agreement. No representation or warranty can be or is made as to the accuracy or attainability of estimates and projections set forth in this Memorandum and no liability will attach thereto. Neither the Company nor FBR nor any other person is undertaking any obligation to update or otherwise revise this Memorandum, and neither the Company nor FBR nor any other person shall incur any liability for failure to do so.

The Company expressly reserves the right, without giving any reasons therefor, at any time and in any respect, to amend or terminate its offering procedures, to terminate discussions with any or all Interested Parties, to reject any or all proposals, or to negotiate with any Interested Parties with respect to a Transaction involving the Company.

All recipients of this Memorandum hereby agree to return immediately this Memorandum, all copies hereof and all materials delivered in connection herewith to FBR, should they elect not to pursue a Transaction or, in any event, upon the request of FBR or the Company. Questions relating to the Memorandum or Transaction should be directed to the persons listed below. MANAGEMENT, EMPLOYEES, AND DIRECTORS OF THE COMPANY ARE NOT TO BE CONTACTED DIRECTLY.

            RICHARD J. HENDRIX                           JOSEPH R. NARDINI                           WILLIAM B. FIDELI
             Managing Director                           Managing Director                       Assistant Vice President
   Friedman, Billings Ramsey & Co., Inc.      Friedman, Billings, Ramsey & Co., Inc.      Friedman, Billings, Ramsey & Co., Inc.
       1001 Nineteenth Street North                1001 Nineteenth Street North                1001 Nineteenth Street North
         Arlington, Virginia 22209                   Arlington, Virginia 22209                   Arlington, Virginia 22209
           Phone: (703) 469-1128                       Phone: (703) 312-9614                       Phone: (703) 469-1008
            Fax: (703) 469-1002                         Fax: (703) 469-1002                         Fax: (703) 469-1002

                              I. EXECUTIVE SUMMARY



COMPANY OVERVIEW

Globe Business Resources, Inc. (the "Company" or "Globe") is a leader in the temporary relocation industry, operating in both the corporate housing and furniture rental businesses. Globe's common stock is publicly listed on the Nasdaq national market system trading under the symbol "GLBE". The Company's Globe Corporate Stay International ("GCSI") division is the third leading participant in the corporate housing market, providing fully furnished short-term housing through an inventory of leased housing units to relocated, transferred, and temporary personnel. GCSI currently has operations in 22 states and offers accommodations in each of the top 80 U.S. markets. As of July 31, 1999, the Company had approximately 5,200 units under lease. This number varies throughout the year due to market seasonality. GCSI believes its market share within corporate housing to be approximately 11%. The Company's Globe Furniture Rentals ("GFR") division is the third largest operator in the rent-to-rent segment of the furniture rental business. This division rents and sells quality office and residential furniture to a variety of corporate and individual customers through 20 showrooms in 12 states. GFR also sells used furniture through 18 clearance centers, most of which are attached to showrooms or warehouse facilities. Since June 1996, the Company has acquired 15 corporate housing companies and 3 furniture rental companies. Over this period, revenues have grown from $50.3 million in fiscal 1996 to a projected $163.6 million in fiscal 2000.

INVESTMENT HIGHLIGHTS

PROVIDES IMMEDIATE LEADING PRESENCE IN THE TEMPORARY RELOCATION INDUSTRY FOR ANY POTENTIAL ACQUIRER.

Globe is the number three company in both the corporate housing and furniture rental businesses. In order to achieve this level of market presence in either business a buyer would be faced with the task of acquiring many small independent operators and integrating these acquisitions into one company. Globe has been a leading consolidator of both of these markets, successfully completing the difficult task of integrating 18 acquisitions over the last three years and becoming a market leader in both businesses. Consequently, Globe today represents a unique opportunity for a buyer quickly to become a major participant in the temporary relocation industry and provides a relatively low risk and efficient means of establishing this presence.

INCREASING BARRIERS TO ENTRY.

The corporate housing business requires limited capital for expansion, as there is no "bricks and mortar" requirement, which historically has allowed entrepreneurs to easily enter the business. As the market has consolidated, the ability to provide service nationally has become important to the industry's largest customers. Similarly, the ability to conduct business over the web is becoming increasingly important in servicing the needs of large national accounts. Only the largest market participants have the scope to fully capitalize on the national accounts opportunity and develop a successfully web-based business model.

HIGH CASH RETURNS ON CAPITAL.

Both businesses exhibit very profitable business models. The furniture renal division has the ability to rent furniture multiple times and still sell it at clearance for approximately 90% of original cost. This practice provides the Company with annualized cash returns on furniture investment in excess of 40%. While margins are lower in the corporate housing segment, returns remain high as a result of the very low capital requirements, with pre-tax annual returns on capital in excess of 50%.

BOTH OF GLOBE'S BUSINESS PROVIDE OPPORTUNITIES FOR VERY EFFECTIVE BUSINESS TO BUSINESS E-COMMERCE MODELS.

Corporate housing customers may select units online by viewing listings of available units with maps and virtual tours of a variety of unit sizes and furnishing options. As a result these customers can compare location, price, size, and amenities without seeing or touching the product. This capability will help relocation managers quickly locate and reserve available units as well as eliminate any concerns on the part of the actual guest as they will be able to see a comparable unit to the one in which they will be residing by way of the virtual tour. Similarly, because of Globe's reputation for high quality furniture and most customers' lack of desire to actually purchase the furniture rented, the ability to select furnishings from an online catalogue and have it delivered quickly to any location will be of increasing value to all furniture rental customers. Globe believes business to business e-commerce will become increasingly important and represents a significant opportunity in both of its businesses.

CONTINUED CONSOLIDATION OPPORTUNITIES IN THE CORPORATE HOUSING MARKET.

The corporate housing market remains fragmented with the number two market position not clearly established by any participant. The 45% of the corporate housing market that remains unconsolidated includes hundreds of companies. The Company believes that customers' preference for national service and the capital and human resource requirements of e-commerce initiatives will continue to drive consolidation in the industry. Globe maintains ongoing discussions with a number of acquisition candidates and believes it is the acquirer of choice given its strong operating management team and track record of successful acquisitions.

INTERNAL GROWTH OPPORTUNITIES THROUGH ENTRANCE INTO NEW MARKETS AND NATIONAL ACCOUNTS MARKETING.

Globe has demonstrated an ability to enter new markets through "grass roots" expansion when an attractive acquisition candidate was not available. This strategy has been particularly successful in the furniture rental business, as Globe has expanded into markets where it has a corporate housing presence. The furniture rental business currently provides 74% of Globe's corporate housing units with furniture. The remaining 26% of GCSI's units provide a significant growth opportunity for furniture rental even without any further growth in the corporate housing business. Going forward, Globe also anticipates additional growth from its national accounts program. As awareness of corporate housing as a high quality, cost effective alternative for business travelers continues to grow, the ease of using the 1-800-FOR-RENT(R) reservations number and a web based reservations capability should allow Globe to capture a larger portion of the $3 billion spent annually on consecutive night stays of four weeks or more. Globe currently has 10 full-time associates dedicated to the national accounts program.

FINANCIAL INFORMATION.

Globe Business Resources has grown rapidly, fueled by 18 acquisitions in the last three years. Since fiscal 1997, revenues and EBITDA have grown at 29.8% and 16.6% compounded annual rate, respectively. Margins have decreased during this period, as corporate housing, which exhibits lower operating margins than furniture rental, has become a higher percentage of total revenue. Over this period, the number of Globe Corporate Stay International units in which Globe Furniture Rentals is the furniture rental provided has grown from 778 to 3,609 as Globe executes its integration strategy. As of July 31, 1999, GFR provides 74% (approximately 3,800) of GCSI furniture rental needs.


FINANCIAL SUMMARY
($000s, Except Per Share)
FYE: 2/28
                                      ------------------------------------------------------------------------------------------
                                        1997           1998            1999             2000E(1)          2001E          2002E
                                      ------------------------------------------------------------------------------------------
Revenue                               $67,500       $103,900         $147,450           $163,576         $176,764       $191,991
EBITDA                                 14,966         19,706           24,890             27,458           29,927         31,976
EBIT                                    7,754          9,904           12,980             13,812           16,339         17,882
Net income                              3,908          4,064            5,154              5,106            6,713          8,035
Diluted EPS                             $0.89          $0.89            $1.10              $1.05            $1.37          $1.64
FCF \ Share                             $0.25          $0.57            $1.84              $1.87            $2.24          $2.46

Total assets                           71,778         99,437          131,797            133,441          136,180        137,853
Total debt                             30,516         49,713           68,900             66,227           61,230         54,146
Shareholders' equity                   29,836         35,421           43,114             47,365           54,078         62,114

--------------------------------------------------------------------------------------------------------------------------------



NUMBER OF MARKETS SERVED
GCSI only                                4              6               13
GFR only                                17              8                5
GCSI and GFR                             0             11               16
                                   ------- --------------  ---------------
Total markets                           21             25               34
OPERATING STATISTICS
Corporate housing units              1,331          3.396            4.790
Occupancy rate                       85.0%          89.0%            91.4%
Units with GFR furnishings             778          2,060            3,609
% Units with GFR furnishings         58.5%          64.0%            75.0%

(1) Excludes nonrecurring expenses of $1,390,000 related primarily to the consolidation of real estate and clearance center inventories in Globe's western markets and the hiring of consultants to accelerate the completion of the roll-out of the corporate housing system.

--------------------------------------------------------------------------------

                           FREE CASH FLOW PER SHARE (1)

[BAR CHART Indicating cash flows per share as follows: 1997--$.25; 1998--$.57; 1999--$1.84; 2000--$1.87; 2001--$2.24; and 2002--$2.46.]

(1) Defined as net income plus depreciation plus amortization less net furniture purchases.

                              II. COMPANY OVERVIEW

GENERAL

Globe Business Resources is an Ohio corporation formed in 1988 to acquire two existing furniture rental businesses. At that time, the Company operated in Michigan and Ohio. Subsequently, Globe implemented an aggressive strategy of expanding its operations in several Midwestern cities, and through the acquisition of four additional furniture rental acquisitions in the Midwest and west. The Company completed an initial public offering of its common stock raising $28 million in February of 1996 (Nasdaq: GLBE), at which time it had operations in four Midwestern and six western states. Since completion of the offering, the Company has accelerated its expansion through an aggressive corporate housing acquisition program coupled with selected acquisitions of furniture rental companies and is a leading consolidator in the temporary relocation industry. Globe currently has operations in 34 markets in 23 states and offers corporate housing accommodations in each of the top 80 U.S. markets. The Company's headquarters are located at 11260 Chester Road, Suite 400, Cincinnati, Ohio 45246.

Globe's decision to diversify into corporate housing from the furniture rental business was based on the strategic importance of corporate housing to furniture rental as well as the consolidation opportunity in corporate housing. Corporate housing has become an important distribution channel for rental furniture over the last several years, growing at a faster rate than the other major distribution channels, such as furnished apartments provided by property management companies, and individuals renting furniture directly from a showroom. Additionally, corporate housing companies serve as middlemen, blocking the access of furniture rental companies to the corporate end-user, thereby hampering the ability of furniture rental companies to cross-sell office furniture to these end-users and to secure new business leads. Globe is the only temporary relocation company with a diversified business mix capable of satisfying both the corporate housing and furniture rental needs of major national corporations.

The Company operates in the corporate housing business as Globe Corporate Stay International ("GCSI"), and in the furniture renal business as Globe Furniture Rentals ("GFR"). Globe is vying with two other corporate housing companies for the number two position in corporate housing and is the third largest company in furniture rental. The Company has an established reputation for quick response times, quality furniture, and a high level of customer service. The Company aspires to become the leading national player in meeting the relocation needs of Corporate America and to that end is integrating both its corporate housing and furniture rental businesses. To further this integration, the Company operates under a regional management structure that was put in place in mid-fiscal 1998.


BUILDING A NATIONAL PRESENCE

                                                       Add Art-Work Here

[GRAPH]

Each region is headed by a Regional Vice President who is responsible for operations in both businesses and who reports to an Executive Vice President in charge of operations. Integration by market has progressed from the beginning of fiscal 1998 when none of Globe's markets contained both corporate housing and furniture rental to August 31, 1999 when 16 of Globe's 34 markets contained both.

The Company is currently implementing a comprehensive corporate housing business information system including an enhanced web based reservation and customer service capability. Implementation of this system will take several months and is expected to be complete during fiscal 2001. The corporate housing and furniture rental systems include fully integrated business management and financial reporting capabilities and are designed to allow the Company to better service customer needs. The corporate housing and furniture rental business share a general ledger and payables system. Globe believes that all of its systems are Y2K compliant.

BUSINESS STRATEGIES

- Continue to increase operating margins through the placement of Globe furniture in existing corporate housing units. Globe should continue to realize cost savings as GCSI furnishes its units with GFR furnishings. Concurrent with this, Globe will displace outside furniture rental suppliers. At the beginning of fiscal 1998, approximately 58% or 780 of Globe's corporate housing units were furnished with Company owned furniture. Currently approximately 74% or 3,800 units are furnished with Company owned furniture.

- Enter new geographic markets, including internationally; by selectively pursuing corporate housing acquisitions in markets where the Company does not currently have operations in order to enhance the Company's national accounts sales effort and execution capability.

-        Continued emphasis on customer focused alternative delivery channels.
         Globe will continue to advertise its 1-800-FOR-RENT(R) customer service phone line providing access to all of GCSI's 80 markets from one point of contact. Further, GCSI will accelerate its web site (www.glbe.com) medium as an alternative for reservations and customer information. Corporate housing is an ideal model for e- commerce, as the customer rarely needs to touch, feel, or see the product. Rather, immediate reservation and confirmation are the key components to customer service.

- Continued expansion of the furniture rental business, both through selected acquisitions and through "grass roots" operations in markets where the Company has recently acquired a corporate housing business. New GCSI operations that do not at the time of the acquisition rent furniture from GFR provide an immediate expansion opportunity for Globe's furniture rental business and provide a new market in which to pursue third party business.

- Continue to capitalize on Globe's existing geographic presence through enhanced national sales and marketing programs. Globe's strong brand name, national presence, customer relations, and single invoice capability will provide increased revenues and build upon an already established customer base. Globe's goal is to attract an increasing share of the $3 billion extended-stay market to its corporate housing alternative. Globe will continue to emphasize its cross-selling strategy in both furniture rental and corporate housing.

ACQUISITIONS

Since its creation in 1988, Globe has completed a total of 15 corporate housing and 7 furniture rental acquisitions. Globe's first four acquisitions were of furniture rental companies as the Company expanded its geographic presence. Globe's entrance into the corporate housing business began with the purchase of Interim Quarters, based in Dallas, in June 1996. The companies acquired by Globe in the corporate housing business have similar characteristics to Globe's furniture rental operations, as they have strong reputations for superior customer service. Additionally, Globe has generally acquired the leading participant in each respective market ensuring that GCSI will have a number one or two position in the market following the acquisition. This is important as it allows Globe to negotiate favorable lease terms for the most desirable locations and highest quality properties in the market as well as providing strong relationships with local corporate housing decision makers.

The consideration paid for acquired companies has been a mix of cash and Globe common stock, employment contracts for key personnel, and earnouts. Globe has had tremendous success in assimilating acquired companies because of its regional management structure. Globe's Regional Vice Presidents work closely with management of newly acquired companies to ease the challenges of merging and to realize operating efficiencies. Acquired company owners are usually retained for a short period as employees or consultants providing an opportunity for them to exit the business once the integration is complete. Globe's acquisition track record and strong operating management has made it the acquirer of choice for corporate housing entrepreneurs exploring exit alternatives.

--------------------------------------------------------------------------------------------
ACQUISITION
NAME                                                DATE             MARKETS
--------------------------------------------------------------------------------------------
Revenues greater than $20 mm
--------------------------------------------------------------------------------------------
GranTree Corporation                                Jan-93           CO, NV, AZ, OR, CA, WA
--------------------------------------------------------------------------------------------
Revenues from $10-$20 mm
--------------------------------------------------------------------------------------------
Castleton                                           Jan-99           MO, FL, KY, IN
--------------------------------------------------------------------------------------------
Village Suites                                      Jun-98           IL, OH, MI, MN, WI
--------------------------------------------------------------------------------------------
Oxford Furnished Apartments                         Nov-97           IL, IN, MI, OH
--------------------------------------------------------------------------------------------
Interim Quarters                                    Jun-96           Dallas / Fort Worth
--------------------------------------------------------------------------------------------
Revenues under $10 mm
--------------------------------------------------------------------------------------------
Castleton - Tulsa                                   Mar-99           Tulsa
--------------------------------------------------------------------------------------------
Corporate Condominium                               Jan-99           NYC Metro Area
--------------------------------------------------------------------------------------------
Field Corporate Housing                             May-98           Denver
--------------------------------------------------------------------------------------------
Express Furniture Rental                            Apr-98           Los Angeles
--------------------------------------------------------------------------------------------
Accommodations Plus                                 Feb-98           Dayton
--------------------------------------------------------------------------------------------
Suite Living                                        Dec-97           Southern CA, Phoenix
--------------------------------------------------------------------------------------------
Corporate Lodging                                   Oct-97           Nashville
--------------------------------------------------------------------------------------------
Research Triangle Guest Houses                      Sep-97           Raleigh
--------------------------------------------------------------------------------------------
Executive Relocation Services                       Jul-97           Nashville
--------------------------------------------------------------------------------------------
The Hotel Alternative                               Apr-97           Seattle / Portland
--------------------------------------------------------------------------------------------
Tom Koch Corp. Apartments                           Dec-96           Charlotte
--------------------------------------------------------------------------------------------
Guest Suites                                        Dec-96           Raleigh
--------------------------------------------------------------------------------------------
Apartment Furniture Rental                          Oct-96           Detroit
--------------------------------------------------------------------------------------------
Instant Office                                      Jun-96           Southern CA
--------------------------------------------------------------------------------------------
Broyhill Furniture - Louisville Operations          Mar-92           Louisville
--------------------------------------------------------------------------------------------
Glick Furniture Rental                              Nov-91           OH, IN
--------------------------------------------------------------------------------------------
Aaron Rents - Detroit Operations                    Sep-90           Detroit

--------------------------------------------------------------------------------------------
Note: Names in italics represent rent-to-rent acquisitions
--------------------------------------------------------------------------------------------

GLOBE CORPORATE STAY INTERNATIONAL - "GCSI"

As evidenced by the table below, corporate housing is an attractive business with solid margins and high returns on invested capital. These dynamics, as well as the fragmented nature of the industry and its furniture rental requirements has led Globe management to focus much of its time and attention on growing this business. Consequently, GCSI's revenue contribution has increased from approximately 27% of revenues in fiscal 1996 to a projected 65% of revenues for fiscal 2000. Acquisitions have been largely responsible for this rapid growth. Since 1996, Globe has acquired 15 corporate housing companies.


                                                  Globe Corporate Stay International
                            Apartment Unit Economics                                               Return On Capital
-------------------------------------------------------------------------------- ---------------------------------------------
                                         % Total                  Monthly
                                                                 Economics                                             2000E(2)
                                         ---------------------------------
Revenue                                         100%               $1,700      EBITDA                                  $11,670
                                                                               Capital expenditures                      2,000
Apartment rent                                   47%                  800      Interest expense(3)                       3,304
Utilities\ housekeeping                          15%                  255
Furniture\ housewares rent                       13%                  221      Free cash flow                            6,366
Selling, general and administrative              15%                  255      Total tangible capital(4)                10,251
                                         --------------------------------
Total costs                                      90%                1,531

                                         --------------------------------
Operating profit                                 10%                 $169      Return on tangible capital                62.1%
                                         ================================
1.       Includes corporate
         overhead.
2.       Per division financials.
3.       Interest expense associated
         with GCSI goodwill.
4.       Net of GCSI goodwill.
--------------------------------------------------------------------------------------------------------------------------------

INDUSTRY OVERVIEW

The corporate housing business provides short-term leases of furnished apartments or town homes to transferring or temporarily assigned corporate personnel, new hires, trainees, consultants and relocating homeowners. The vast majority of the business conducted by corporate housing providers is via "third-party" arrangements in which the provider neither owns nor manages any property but rather leases the units from owners or property management companies. Corporate housing operators typically maintain an inventory of leased housing units, although lease terms are managed to coincide with length of stay. Average length of stay approximates 60-90 days throughout the industry. Most corporate housing operators lease their furniture, housewares and electronics, however a few operators maintain their own furniture inventory and a greater percentage maintain their own housewares and electronics inventories.

The domestic market for paid room nights of four or more weeks is estimated at over $3 billion annually. Corporate housing providers generate approximately $1 billion of this revenue and conventional accommodation providers (traditional hotels and all suite hotels) generate the remainder. The corporate housing segment of the market, based on rooms available, has grown 60% since 1991. Historically, this industry has been highly fragmented with locally or regionally focused entrepreneurs generating most of the industry's revenue. Over the last several years, the corporate housing business has experienced significant consolidation, resulting in the top four companies (Globe Corporate Stay International, Oakwood Corporate Housing, ExecuStay by Marriott, and BridgeStreet Accommodations) accounting for approximately 55% of the corporate housing revenues.

The demand for corporate housing is driven by the changing trends in American business toward flexibility and outsourcing, continued growth in management and professional employment levels, and the resulting impact of a more mobile and transitory white collar workforce. Corporate housing providers compete with other lodging alternatives based on national presence, customer service, type of accommodation, location, and price.

MARKET SHARE / POSITION

As of July 31, 1999, GCSI had approximately 5,200 units under lease, representing approximately 11% of the market. GCSI customers have benefitted from the division's expansion into new markets. Large national companies' desire for a national provider of quality accommodations, a single point of contact for reservations and, the ability to receive one detailed invoice have been drivers for Globe's strategy. The Company can now maximize sales to its existing client base and generate new client relationships through a national sales and marketing program. Listed below are GCSI's markets, units , and market position.

COMPETITION

The corporate housing industry has been historically highly fragmented. As a result, customer needs have been met by locally or, at best, regionally focused entrepreneurs who fostered strong personal relationships with the local buyers of corporate housing services. Within the last five years, consolidation has changed the competitive landscape. Over 55% of the corporate housing business is now controlled by four companies: Globe Corporate Stay International, Oakwood Corporate Housing, ExecuStay by Marriott, and BridgeStreet Accommodations, with the remaining industry competitors continuing to represent consolidation opportunities. Globe maintains a competitive advantage based on geographic reach, marketing expertise, quality distribution, and rapid response times.

             CORPORATE HOUSING INDUSTRY LEADERS

             Company                                           Units
             -------                                           ------
             Oakwood Corporate Housing                         20,000
             ExecuStay by Marriott                              6,000

             Globe Corporate Stay International                 5,200

             BridgeStreet Accommodations                        4,000

Affordable accommodations are also an important determinant in the temporary housing selection as many buying decisions are made by cost conscious relocation and human resource managers. GCSI's average nightly cost is significantly less than traditional hotels and all-suite hotels.


----------------------------------------
     GLOBE CORPORATE STAY INTERNATIONAL
     LTM as of 7/31/99

     Leading market position
     -----------------------------------
     Ann Arbor
     Charlotte
     Cincinnati
     Corp. Condos (Stamford/NY Area)
     Dayton
     Denver
     Indianapolis
     Lansing
     Nashville
     St. Louis
     Tulsa

     Second market position
     -----------------------------------
     Dallas
     Kansas City
     Louisville
     Orlando

     Third market position
     -----------------------------------
     Chicago
     Cleveland
     Columbus
     Phoenix

     Portland
     Raleigh
     Seattle
----------------------------------------

[SEE PAGE 10 OF FBR & CO. DATA -- HOTEL ROOM VS. EXTENDED STAY VS. CORP. APT. CHART IS SHOWN HERE]


Additionally, GCSI enjoys the vertical integration benefit of an in-house furniture rental operation. GFR provides furniture, housewares, and electronics to over 3,600 of GCSI's corporate housing units. To date, no other industry participant has developed the ability to integrate corporate housing and furniture rental to that magnitude. By placing its own furniture and housewares in the units, the Company is able to maintain stringent quality control within quick response times. Other corporate housing providers, reliant on outside vendors, do not enjoy these customer service advantages.

MARKETING

Globe's account executives solicit business from the human resources, travel, and training departments of Fortune 2000 corporations as well as relocation companies in their respective local markets. Historically, the company's marketing successes have resulted from a combination of strong relationships originally established by company founders and the addition of a professional marketing approach and execution capability from Globe account executives.

In October of 1998, Globe introduced a unique national accounts program for its growing number of high volume clients. This program, based on feedback from customer focus groups, was designed to introduce a one- stop shopping service for clients with multi-city requirements. Globe's national account marketing efforts have been targeted toward establishing relationships with larger companies in need of the following key attributes:

1.  Single point of contact for all housing requests.
2. Access to all required locations through this single contact utilizing Globe's extensive network of offices or partnership established in non-Globe locations.
3.  Consistent operating policies and procedures in each location.
4. Simplified invoicing procedures in each location, offering national accounts one detailed invoice.

Each national account is assigned a specific relocation specialist within Globe who is the single point of contact for the customer. The relocation specialist's sole responsibility is to service the requests of their individually assigned national accounts. This marketing philosophy contrasts with other national corporate housing providers who typically assign points of contact with local market personnel who, in turn, only focus on a specific geographic region. When a corporation has multi-market needs, the client may end up communicating with a representative in each market creating confusion and, in fact, diluting the benefit of national account status.

GCSI's national marketing program is built upon the relationships developed by the entrepreneurs acquired by Globe. The Company typically has acquired the best local service provider in each market it has entered. GCSI's marketing efforts are currently targeted to the corporate customer looking for a national extended-stay provider. the advertising program highlighting the ease of "one stop shopping service" by calling 1-800-FOR- RENT(R) is featured in national trade publications targeted to human resource managers and relocation professionals. Local marketing and advertising is designed to further promote brand recognition for GCSI. Future marketing efforts will focus on the emergence of business e-commerce, as national advertising will drive traffic to www.glbe.com in addition to 1-800-FOR-RENT(R). Globe currently has ten associates dedicated to its national accounts business.

CUSTOMERS

The typical GCSI customers are business travelers on extended business trips or attending training classes, consultants on out of town assignments, or homeowners between real estate ownership. As corporate housing has emerged as a more recognized industry, demand has increased driven by the desire of business travelers to identify alternatives to conventional hotels, which lack the spaciousness and amenities of home. Human resource decision makers, project managers, and relocation managers are also recognizing the cost benefit associated with corporate housing where daily rent can be as much as 50% less than rates charged by conventional hotels while providing twice the space and other home-like amenities not found in a traditional hotel. Globe's customer base includes large national companies such as Bank of America, Motorola, E'S, Johnson Controls, Executive Relocation, and many others. Globe is not materially dependent on any one customer.

LEASE MANAGEMENT

Due to the Company's strong national relationship with property managers, Globe has been able to negotiate favorable short-term leasing arrangements in most of its markets. Lease terms vary by geographic market with the length approximating customer stays whenever possible. Flexibility in leases allows Globe to meet changing customer demands in location and accommodations, and to maintain high occupancy rates. Historically, the Company has maintained high occupancy rates. The average occupancy rate for the twelve months ending July 31, 1999 was 91%, demonstrating GCSI's ability to match unit supply with unit demand.

GFR fulfills 74% of GCSI's furniture and housewares rental equipment. GCSI also rents furniture and housewares from outside vendors in certain circumstances. In fiscal 2000, GCSI expects to spend approximately $3 million with third party furniture rental vendors.

DIVISION FINANCIALS

GLOBE CORPORATE STAY INTERNATIONAL
Division Financials(1)

----------------------------------------------------------------------------------------------------------
                                2/28/98         2/28/99          2/28/00          2/28/01
                                1998            1999             2000E            2001E

Revenues                       $ 42,840         $ 87,248         $106,153         $116,768
Cost of sales                    33,210           68,048           81,271           89,868
Gross profit                      9,630           19,200           24,882           26,900
Gross margin                       22.5%            22.0%            23.4%            23.0%
Warehouse and delivery              746              828              856              896
Occupancy                           681              821            1,300            1,482
Selling and advertising           1,620            2,519            2,559            2,575
General and                       3,678            6,377            6,621            6,640
administrative
Allocated corporate                 900            1,832            2,257            2,519
overhead
Amortization of                     978            1,941            2,428            2,518
intangibles
Total                             1,027           14,318           16,021           16,630

EBIT(2)                           1,027            4,882            8,861           10,270
Operating margin                    2.4%             5.6%             8.3%             8.8%

EBIT                              1,027            4,882            8,861           10,270
Depreciation on PP&E                192              296              381              658
Amortization                        978            1,941            2,428            2,518
EBITDA                            2,197            7,119           11,670           13,446

----------------------------------------------------------------------------------------------------------


-------------------

     (1)Not directly comparable to consolidated results due to unallocated corporate overhead and intercompany revenues.

     (2)Excludes $694 of nonrecurring expenses in fiscal 2000 to accelerate completion of the GCSI system installation.

GLOBE FURNITURE RENTALS - "GFR"

GFR accounted for approximately 41% of Globe's consolidated revenues in fiscal 1999 and is projected to be approximately 35% of revenues in fiscal 2000. Including intercompany rental revenues, which are eliminated in consolidation, GFR's revenue contribution is projected to be 38% in fiscal 2000. GFR's revenue mix in fiscal 2000 is anticipated to be 70% from residential furniture and 30% from office furniture. Over the last three years, Globe has focused its acquisition activity on the corporate housing (GCSI) business, attempting to provide an additional sources of internal growth for the furniture rental business as well as to capitalize on the opportunities for consolidation in the industry. Furniture rental is an exceptionally profitable business, enjoying annualized cash returns on furniture investment in excess of 40%. The Company typically rents residential and office furnishings three time before selling the furnishings for about 90% of the purchase price. Rental and resale revenue is more than three times the original furniture cost. The business model is illustrated below:

         [PG. 14 OF FBR & CO. DATA FURNITURE LIFE CYCLE]



Globe Furniture Rentals will continue to be the beneficiary of Globe's corporate housing acquisitions through the placement of furniture in newly acquired corporate housing units. As of July 31, 1999, approximately 74% (3,609) of the Company's corporate housing units were furnished with GRF owned furniture.

INDUSTRY OVERVIEW

The "rent-to-rent" segment of the furniture rental business, in which Globe participates, primarily serves corporate customers who have immediate, temporary needs for residential or office furniture, but who typically do not seek ownership. Office furniture customers range from large corporations who desire flexibility to meet their temporary and transitional needs, to small businesses and professionals who need office furniture but seek to conserve capital. Residential furniture customers include property management companies, corporate housing specialists, and individual customers.

The rent-to-rent segment of the domestic furniture rental business is estimated to exceed $800 million in annual revenues.(3) Similar to the corporate housing business, the furniture rental business has been experiencing significant consolidation, resulting in the top four companies Globe Furniture Rentals, Cort Business Services, Aaron Rents, and Brook Furniture Rental accounting for more than 75% of industry revenues.

The rent-to-rent business is differentiated from the "rent-to-own" business primarily by the terms of the rental arrangements and the type of customers served. Rent-to-rent customers generally desire high-quality furniture to meet temporary or seasonal needs. In the typical rent-to-rent transaction, the customer agrees to rent a furniture grouping for a minimum of three months, which may be extended by the customer on a month-to- month basis. Typically, these customers do not seek to acquire the property rented, although many rental agreements give the customer the option of purchasing the rented furniture. By contrast, rent-to-own arrangements are generally entered into by customers without established credit whose objective is to acquire

------------------------
        (3)Per Globe Business Resources 10-K.

ownership of the property by renting it through the full term of the lease. Those arrangements typically involve weekly payments made over 18 to 24 months.

MARKET SHARE/POSITION

The Company's Globe Furniture Rentals division, is the third largest operator in the rent-to-rent segment of the furniture rental business with approximately 7% market share. The top four companies, Globe Furniture Rentals, Cort Business Services, Aaron Rents, and Brook Furniture Rental dominate the market, accounting for more than 75% of the industry's $800 million plus of revenues. GFR currently operates 20 showrooms in 12 states.

COMPETITION

GFR distinguishes itself from most of its furniture rental competitors by maintaining the majority of its showrooms as combined rental/clearance showrooms in 14,000-15,000 square foot superstore formats. The Company believes that combining retail clearance centers with rental showrooms generally reduces selling expenses. Inside sales personnel are trained to perform both rental and retail sales functions within the same facility. Globe's furniture rental operating formula emphasizes its combined rental/retail facilities, high quality furniture, and an ongoing commitment to superior customer service. Management believes this formula has been an important contributor to its success.

Globe Instant Office, GFR's office business, distinguishes GFR from other rental companies by offering the customer the opportunity to effect outright purchase of its product line. The Company also offers just-in-time customized product offerings for sale or rental, with 80% of the product line deliverable within two days to three weeks.

       FURNITURE RENTAL COMPETITORS

       Name                                                     Revenue(1)
       -----------------------------------------------------------------
       Cort Business Services                                   $319,000
       Aaron Rents(2)                                            175,000
       Globe Furniture Rentals(3)                                 66,392
       Brook Furniture Rental(4)                                  50,000
                                                                --------
       Total                                                    $610,392

       1. Approximate revenue from latest fiscal year.  Amounts in thousands
       2. Rent to rent revenue only
       3. Includes intercompany revenue
       4. Estimated.


     GLOBE FURNITURE RENTALS
     LTM as of 7/31/99

     Leading market position
     ---------------------------
     Ann Arbor
     Cincinnati
     Columbus
     Dayton
     Denver
     Detroit
     Indianapolis
     Las Vegas
     Portland
     Reno
     Toledo

     Second market position
     ---------------------------
     Louisville/Lexington
     Seattle

     Third market position
     ---------------------------
     Nashville
     North Carolina
     Northern California
     Phoenix
     Southern California

MARKETING

Globe's residential furniture account executives direct their marketing efforts toward property managers and corporate housing specialists. Globe's office furniture account executives target facilities managers and purchasing agents of Fortune 2000 corporations. The GFR showrooms serve as mediums to display furniture packages for both customer segments.

National advertising appearing in Units magazine, a leading trade publication for property management professionals, and an integration brochure are used as top-to-top selling pieces, highlighting Globe's unique position as both a vendor to, and a customer of, the apartment industry. For the corporate customer, GFR's marketing focus promotes the integration between furniture rental and corporate housing, creating numerous cross-selling opportunities. Future marketing plans will focus on new web site developments that feature e-commerce capabilities for all segments of GFR, enabling customers to effect on-line transactions.

Globe Instant Office aggressively promotes Globe's unique position in the office furniture business. Globe distinguishes itself from other rental companies by offering the customer the opportunity to effect outright purchase of the product line. The Company also offers just-in-time customized product offerings for sale or rental. With 80% of products deliverable within two days to three weeks, Globe's niche of "instant" becomes an important tool while prospecting to Fortune 2000 corporations, start-up businesses, companies exiting from executive suite locations, and rapidly expanding businesses. Through specially designed sales materials, Globe account executives customize brochures that focus on the needs of the customer and direct their attention to specific product lines and terms to fit their business.

CUSTOMERS

Property managers and corporate housing specialists represent GFR's largest customer groups. GCSI alone accounted for approximately 12% of GFR's rental revenue in fiscal 1999. Office furniture rental customers include Fortune 2000 companies with temporary, seasonal or outsourcing requirements as well as small businesses and professional practices that desire to conserve capital. Globe's customer base includes large national companies such as Intel, Hewlett Packard, Motorola, and Ford. These customers have a need for a furniture rental company to quickly provide quality furniture on a national scale. Corporate customers accounted for 80% of revenues in fiscal 1999.

LEVEL OF LNTEGRATION WITH GLOBE CORPORATE STAY INTERNATIONAL

Globe Business Resources has successfully integrated Globe Furniture Rentals with Globe Corporate Stay International. The Company's stated business strategy has been to incorporate GFR furnishings into GCSI units, thus accelerating internal revenue growth and realizing cost synergies. This strategy has been successfully implemented to date. As of July 31, 1999, 74% or approximately 3,800 of GCSI's units are supplied with GFR furnishings. The Company derives approximately $8 million in revenue from these units.

     DIVISION FINANCIALS

         Globe Furniture Rentals
         Division Financials(1)

                                            2/28/98         2/28/99         2/28/00         2/28/01
                                             1998             1999           2000E           2001E
External Rental                             $45,337         $43,384         $40,424         $41,637
Intercompany rental                           2,597           6,190           7,964           8,760
Retail                                       15,723          16,818          16,999          18,350
                                        -------------------------------------------------------------------
Total revenues                               63,657          66,392          65,387          68,756

Cost of rental                                3,664           3,428           3,737           3,872
Cost of retail                                9,912           9,966          10,189          11,474
Furniture depreciation and disposals          8,654           9,003           9,978           9,796
                                        -------------------------------------------------------------------
Total                                        22,230          22,397          23,904          25,142

Gross profit                                 41,427          43,995          41,483          43,614
Gross margin                                   65.1%           66.3%           63.4%           63.4%

Warehouse and delivery                        8,763           9,538           9,861          10,245
Occupancy                                     5,900           6,056           5,986           6,160
Selling and advertising                       7,408           7,934           6,994           7,100
General and administrative                    3,584           4,342           4,712           4,902
Allocated corporate overhead                  3,969           3,913           3,600           3,254
Amortization                                     25              93              99             107
                                        -------------------------------------------------------------------
Total                                        29,649          31,876          31,252          31,768

EBIT(2)                                      11,778          12,119          10,231          11,846
Operating Margin                               18.5%           18.3%           15.6%           17.2%

EBIT                                         11,778          12,119          10,231          11,846
Depreciation on PP&E                          1,324           1,672           2,033           1,984
Depreciation                                  7,177           7,781           8,341           8,200
Amortization                                     25              93              99             107
                                        -------------------------------------------------------------------
EBITDA                                       20,304          21,665          20,704          22,137
Less net furniture purchases                 11,252           8,430           9,703           9,313
                                        -------------------------------------------------------------------
Free cash flow                                9,052          13,235          11,001          12,824

1. Not directly comparable to consolidated results due to unallocated corporate overhead and intercompany revenues.

2. Excludes $696 of nonrecurring expenses in fiscal 2000 to consolidate real estate and clearance center inventories in GFR's western markets.

MANAGEMENT AND EMPLOYEES

Globe Business Resources enjoys a committed, experienced work force. The four members of senior management have collectively 50 years of experience in the corporate housing and furniture rental businesses. David Hoguet and Blair Neller are co-founders of the Company and remain significant owners of Globe common stock with financial interests tied to the success of Globe.

As of September 30, 1999, Globe had 736 full-time and 61 part-time employees, of whom 257 full-time and 14 part-time were in executive and administrative positions, 159 full-time and 16 part-time were in marketing and sales positions, and 320 full-time and 31 part-time were in warehouse, housekeeping, and distribution positions. The Company's employees are not represented by a collective bargaining unit, and the Company believes its relations with employees are good.

EXECUTIVE MANAGEMENT

   NAME                     AGE      POSITION
   -----------------------------------------------------------------------------
   David D. Hoguet          48       Chairman and Chief Executive Officer
   Blair D. Neller          47       President and Chief Operating Officer
   Jeffery D. Pederson      40       Executive Vice President
   Sharon Kebe              38       Senior Vice President - Finance & Treasurer
   -----------------------------------------------------------------------------

David D. Hoguet - Chairman and Chief Executive Officer
------------------------------------------------------
Mr. Hoguet has been Chairman of the Board and Chief Executive Officer of the Company since April 1990. From 1986 to 1990, he served as President of the Company and its predecessor businesses. He has been a director since 1988. Prior to joining Globe, Mr. Hoguet was Vice President of Finance, Treasurer and a director of Chemed Corporation. Mr. Hoguet is currently a director of the International Furniture Rental Association, serving a three-year term from May 1997 through May 2000. He served as the Association's Chairman from May 1993 to March 1994 and as its President from March 1991 to May 1993. Mr. Hoguet is a founder of the Company.

Blair D. Neller - President and Chief Operating Officer
-------------------------------------------------------
Mr. Neller joined the Company as Executive Vice President in 1989 and has been President and Chief Operating Officer since April 1990 and a director since 1989. Prior to joining Globe, Mr. Neller was a Vice President in the Consumer Markets Division of Merrill Lynch & Co. Mr. Neller was a director of the International Finance Rental Association from May 1995 through May 1997. Mr. Neller is a founder of the Company.

Jeffery D. Pederson - Executive Vice President
----------------------------------------------
Mr. Pederson has served as Executive Vice President since January 1996. From January 1996 until October 1997 he was responsible for the Company's western operations. In October 1997 Mr. Pederson's responsibilities were expanded to include all of the Company's operations. From April 1994 until January 1996, he served as Senior Vice President. Prior to joining Globe, Mr. Pederson was employed as the Vice President and Chief Operating Officer of Budget Rents Furniture, Inc.

Sharon Kebe - Senior Vice President - Finance & Treasurer
---------------------------------------------------------

Ms. Kebe has served as the Company's Senior Vice President - Finance & Treasurer since January 1996. She joined the Company as Controller in January 1993 and also served as Vice President - Finance between January 1995 and January 1996. Prior to that time, Ms. Kebe was employed by Ernst & Young in various positions including audit manager and recruitment coordinator. Ms. Kebe is a certified public accountant.

EMPLOYEES

The Company's employees by functional area are presented below:

     EMPLOYEES BY FUNCTION
                                         Full-Time                 Part-Time
                                         ---------------------------------
     Warehouse and Distribution               226                       14
     Housekeeping/Housewares                   94                       17
     Sales/Marketing                          159                       16
     Executive/Administrative                 257                       14
                                         ---------------------------------
     Total                                    736                       61
     ---------------------------------------------------------------------

The Company offers its employees a comprehensive benefits package which includes health and medical insurance, a 401K plan, vacation pay, and miscellaneous other benefits.

LEGAL

The Company does not believe that any litigation currently outstanding will have an adverse impact on the Company's financial position or business.

YEAR 2000

The Company believes that it is Y2K compliant and does not believe that its business will be materially adversely affected by Y2K problems.

--------------------------------------------------------------------------------
                            III FINANCIAL INFORMATION

                             PROJECTION ASSUMPTIONS

Projections are based on the historical Company trends, including the six months ended August 31, 1999, with assumptions as noted below. These projections do not include potential cost savings that a buyer may realize (refer to division financials under GCSI and GFR, respectively).

- Internal growth is projected for GCSI as increasing by 10% in fiscal 2001 and 2002. GFR retail business is projected to increase by 8% in fiscal 2001 and 2002. GFR third party rental revenues are projected to increase by 3% in fiscal 2001 and by 5% in fiscal 2002 with the intercompany business increasing in line with GCSI revenues. No acquisitions have been assumed.

- Projected revenue growth in GCSI is based on (1) industry growth, and (2) market share gains resulting from the Company's national accounts marketing program and e-commerce initiatives.

- Projected third party revenue growth in GFR is based on (1) office furniture segment growth of 10% (in- line with historical growth), and (2) flat residential furniture growth in fiscal 2000 with 3% growth in successive years.

- Expenses ratios are consistent with historical levels and incorporate a small amount of margin expansion from the synergies of the GCSI / GFR relationship and from the administrative efficiencies resulting from the completion of the GCSI information system installation.



GLOBE BUSINESS RESOURCES, INC.
HISTORICAL AND PROJECTED STATEMENTS OF INCOME
---------------------------------------------
(All Dollar Amounts in Thousands, Except Per Share)
FYE: 2/28


                          2/28/97      2/28/98       2/28/99       5/31/99       8/31/99
                            1997         1998          1999           Q1           Q2
Corporate housing        $ 11,811      $ 42,840      $ 87,248      $ 26,653      $ 28,535

Rental                     40,940        45,337        43,384        10,124        10,167
Retail                     14,769        15,723        16,818         3,599         4,213
                         --------------------------------------------------------------------
Total revenues             67,520       103,900       147,450        40,376        42,915

Corporate housing           8,294        31,008        62,181        18,436        19,624
Rental                      3,305         3,089         3,428           989           893
Retail                      9,218         9,529         9,966         2,027         2,706
Depreciation of             7,390         9,217         8,680         2,368         2,343
Furniture
                         --------------------------------------------------------------------
Total costs of goods       28,207        52,843        84,255        23,820        25,566
sold

Gross profit               39,313        51,057        63,195        16,556        17,349
Gross margin                 58.2%         49.1%         42.9%         41.0%         40.4%

Operating                  24,884        31,272        37,727        10,042        10,249




                          11/30/99      2/28/00       2/28/00       2/28/01       2/28/02
                            Q3E           Q4E           2000E        2001E         2002E
Corporate housing         $ 26,982      $ 23,983      $106,153      $116,768      $128,445

Rental                      10,067        10,067        40,424        41,637        43,719
Retail                       4,594         4,594        16,999        18,359        19,828
                      --------------------------------------------------------------------
Total revenues              41,642        38,643       163,576       176,764       191,991

Corporate housing           18,593        17,028        73,703        81,504        89,654
Rental                         928           928         3,737         3,872         4,066
Retail                       2,728         2,728        10,189        11,474        12,392
Depreciation of              2,436         2,436         9,582         9,400         9,870
Furniture
                      --------------------------------------------------------------------
Total costs of goods        24,684        23,119        97,211       106,250       115,982
sold

Gross profit                16,958        15,524        66,365        70,514        76,009
Gross margin                  40.7%         40.2%         40.6%         39.9%         39.6%

Operating                    9,899         9,699        39,889        41,000        44,116



     Corporate                       6,450          8,878         10,454          2,425          2,638
     Nonrecurring                        0              0              0            248            436
     Amortizaton of
     intangibles                       225          1,003          2,034            621            622
                                  ---------------------------------------------------------------------------
     Total operating                31,559         41,153         50,215         13,336         13,945
     expenses





     EBIT                            7,754          9,904         12,980          3,220          3,404
     EBIT margin                      11.5%           9.5%           8.8%           8.0%           7.9%

     Total interest expense          1,640          3,241          4,389          1,212          1,207
     Other                            (272)             0              0             29             30
                                  ---------------------------------------------------------------------------
     Total                           1,368          3,241          4,389          1,241          1,237

     Earnings before                 6,386          6,663          8,591          1,979          2,167
     income taxes

     Income tax expense              2,478          2,598          3,437            791            898
     Tax rate                         38.8%          39.0%          40.0%          40.0%          41.4%
                                  ---------------------------------------------------------------------------
     Net income to common         $  3,908       $  4,065       $  5,154       $  1,188       $  1,269
     stockholders                 ===========================================================================

     Diluted EPS                  $   0.89       $   0.89       $   1.10       $   0.25       $   0.26
     Diluted EPS                  $   0.89       $   0.89       $   1.10       $   0.28       $   0.32
     (excluding
     nonrecurring
     Diluted shares                  4,372          4,577          4,689          4,833          4,838
     outstanding

     Net income, excluding           3,908          4,065          5,154          1,337          1,524
     nonrecurring
     Plus: depreciation on           6,055          7,177          7,781          2,055          2,037
     furniture
     Plus: depreciation on             932          1,622          2,095            589            789
     PP&E
     Plus: amortization of             225          1,003          2,034            621            622
     goodwill
     Less: net furniture           (10,013)       (11,252)        (8,430)        (3,101)        (2,336)
     capital expenditures
                                  ---------------------------------------------------------------------------
     Free cash flow                  1,107          2,615          8,634          1,501          2,636
-------------------------------------------------------------------------------------------------------------
     Free cash flow per           $   0.25       $   0.57       $   1.84       $   0.31       $   0.54
     diluted share
-------------------------------------------------------------------------------------------------------------

     EBIT, excluding                 7,754          9,904         12,980          3,468          3,840
     nonrecurring
     Plus: depreciation on           6,055          7,177          7,781          2,055          2,037
     furniture
     Plus: depreciation on             932          1,622          2,095            589            789
     PP&E
     Plus: amortization                225          1,003          2,034            621            622
                                  ---------------------------------------------------------------------------
     EDITDA                         14,966         19,706         24,890          6,733          7,288

     Furniture capital             (21,845)       (23,620)       (21,242)        (5,653)        (5,558)
     expenditures
     Book value of furniture        11,832         12,368         12,812          2,730          3,289
     sold
     PP&E capital                   (2,377)        (3,742)        (2,622)        (1,086)          (688)
     expenditures                 ---------------------------------------------------------------------------




     Corporate                        2,548          2,548         10,159         10,550         11,352
     Nonrecurring                       353            353          1,390              0              0
     Amortizaton of
     intangibles                        642            642          2,527          2,625          2,660
                                 ----------------------------------------------------------------------
     Total operating                 13,442         13,242         53,965         54,175         58,128
     expenses

     EBIT                             3,516          2,282         12,400         16,339         17,882
     EBIT margin                        8.4%           5.9%           7.6%           9.2%           9.3%

     Total interest expense           1,382          1,382          5,182          5,150          4,490
     Other                                0              0             59              0              0
                                 ----------------------------------------------------------------------
     Total                            1,382          1,382          5,241          5,150          4,490

     Earnings before                  2,134            901          7,159         11,189         13,392
     income taxes

     Income tax expense                 854            360          2,899          4,476          5,357
     Tax rate                          40.0%          40.0%          40.5%          40.0%          40.0%
                                 ----------------------------------------------------------------------
     Net income to common          $  1,281       $    540       $  4,260       $  6,713       $  8,035
     stockholders                ======================================================================

     Diluted EPS                   $   0.26       $   0.11       $   0.88       $   1.37       $   1.64
     Diluted EPS                   $   0.31       $   0.16       $   1.05       $   1.37       $   1.64
     (excluding
     nonrecurring
     Diluted shares                   4,850          4,850          4,843          4,900          4,900
     outstanding

     Net income, excluding            1,492            752          5,106          6,713          8,035
     nonrecurring
     Plus: depreciation on            2,124          2,124          8,341          8,200          8,610
     furniture
     Plus: depreciation on              700            700          2.778          2,763          2,825
     PP&E
     Plus: amortization of              642            642          2,527          2,625          2,660
     goodwill
     Less: net furniture             (2,133)        (2,133)        (9,703)        (9,313)       (10,058)
     capital expenditures
                                 ----------------------------------------------------------------------
     Free cash flow                   2,826          2,086          9,049         10,988         12,072
-------------------------------------------------------------------------------------------------------
     Free cash flow per            $   0.58       $   0.43       $   1.87       $   2.24       $   2.46
     diluted share
-------------------------------------------------------------------------------------------------------

     EBIT, excluding                  3,869          2,635         13,812         16,339         17,882
     nonrecurring
     Plus: depreciation on            2,124          2,124          8,341          8,200          8,610
     furniture
     Plus: depreciation on              700            700          2,778          2,763          2,825
     PP&E
     Plus: amortization                 642            642          2,527          2,625          2,660
                                 ----------------------------------------------------------------------
     EDITDA                           7,335          6,102         27,458         29,927         31,976

     Furniture capital               (5,390)        (5,390)       (21,991)       (24,000)       (25,920)
     expenditures
     Book value of furniture          3,257          3,257         12,533         14,687         15,862
     sold
     PP&E capital                      (705)          (705)        (3,184)        (3,500)        (3,500)
     expenditures                ----------------------------------------------------------------------

GLOBE BUSINESS RESOURCES, INC.
PERCENT OF REVENUE
FYE: 2/28


                                2/28/97   2/28/98    2/28/99    5/31/99    8/31/99
                                 1997       1998       1999        Q1         Q2
Corporate housing                17.5%      41.2%      59.2%      66.0%      66.5%
Rental                           60.6%      43.6%      29.4%      25.1%      23.7%
Retail                           21.9%      15.1%      11.4%       8.9%       9.8%
                              -------------------------------------------------------
Total revenues                  100.0%     100.0%     100.0%     100.0%     100.0%

Corporate housing gross          29.8%      27.6%      28.7%      30.8%      31.2%
profit
Rental gross profit              91.9%      93.2%      92.1%      90.2%      91.2%
Retail gross profit              37.6%      39.4%      40.7%      43.7%      35.8%
                              -------------------------------------------------------
Gross profit before              69.2%      58.0%      48.7%      46.9%      45.9%
depreciation
Depreciation on furniture        10.9%       8.9%       5.9%       5.9%       5.5%
                              -------------------------------------------------------
Gross profit after               58.2%      49.1%      42.9%      41.0%      40.4%
depreciation

Operating                        36.9%      30.1%      25.6%      24.9%      23.9%
Corporate                         9.6%       8.5%       7.1%       6.0%       6.1%
Nonrecurring                      0.0%       0.0%       0.0%       0.6%       1.0%
Amortization of
intangibles                       0.3%       1.0%       1.4%       1.5%       1.4%
                              -------------------------------------------------------
Total operating expenses         46.7%      39.6%      34.1%      33.0%      32.5%

EBIT                             11.5%       9.5%       8.8%       8.0%       7.9%

Total interest expense           11.5%       9.5%       8.8%       8.0%       7.9%
Other                            -0.4%       0.0%       0.0%       0.1%       0.1%
                              -------------------------------------------------------
Total                             2.0%       3.1%       3.0%       3.1%       2.9%

Earnings before income            9.5%       6.4%       5.8%       4.9%       5.0%
taxes

Income tax expense                3.7%       2.5%       2.3%       2.0%       2.1%
                              -------------------------------------------------------
Net income to common
shareholders                      5.8%       3.9%       3.5%       2.9%       3.0%
                              =======================================================



                               11/30/99   2/28/00    2/28/00    2/28/01    2/28/02
                                 Q3E        Q4E       2000E      2001E       2002#
Corporate housing                64.8%      62.1%      64.9%      66.1%      66.9%
Rental                           24.2%      26.0%      24.7%      23.6%      22.8%
Retail                           11.0%      11.9%      10.4%      10.4%      10.3%
                             -----------------------------------------------------
Total revenues                  100.0%     100.0%     100.0%     100.0%     100.0%

Corporate housing gross          31.1%      29.0%      30.6%      30.2%      30.2%
profit
Rental gross profit              90.8%      90.8%      90.8%      90.7%      90.7%
Retail gross profit              40.6%      40.6%      40.1%      37.5%      37.5%
                             -----------------------------------------------------
Gross profit before              46.6%      46.5%      46.4%      45.2%      44.7%
depreciation
Depreciation on furniture         5.8%       6.3%       5.9%       5.3%       5.1%
                             -----------------------------------------------------
Gross profit after               40.7%      40.2%      40.6%      39.9%      39.6%
depreciation

Operating                        23.8%      25.1%      24.4%      23.2%      23.0%
Corporate                         6.1%       6.6%       6.2%       6.0%       5.9%
Nonrecurring                      0.8%       0.9%       0.8%       0.0%       0.0%
Amortization of
intangibles                       1.5%       1.7%       1.5%       1.5%       1.4%
                             -----------------------------------------------------
Total operating expenses         32.3%      34.3%      33.0%      30.6%      30.3%

EBIT                              8.4%       5.9%       7.6%       9.2%       9.3%

Total interest expense            8.4%       5.9%       7.6%       9.2%       9.3%
Other                             0.0%       0.0%       0.0%       0.0%       0.0%
                             -----------------------------------------------------
Total                             3.3%       3.6%       3.2%       2.9%       2.3%

Earnings before income            5.1%       2.3%       4.4%       6.3%       7.0%
taxes

Income tax expense                2.1%       0.9%       1.8%       2.5%       2.8%
                             -----------------------------------------------------
Net income to common
shareholders                      3.1%       1.4%       2.6%       3.8%       4.2%
                             =====================================================

GLOBE BUSINESS RESOURCES, INC.
PERCENT OF REVENUE
FYE: 2/28


                                          2/28/97     2/28/98      2/28/99      5/31/99      8/31/99
     ASSETS                                1997         1998        1999          Q1            Q2
Cash                                     $    717     $    526     $  1,123     $  1,274     $  1,299
Marketable securities                           0            0            0            0            0
Accounts receivable                         5,345        8,252       11,982       12,727       11,408
Furniture, net                             48,462       53,220       55,426       56,472       56,771
Prepaid expenses                            1,504        2,038        4,229        4,150        4,683
PP&E, net                                   4,907        7,743        8,469        8,974        9,041
Goodwill and other intangibles, net        10,243       26,695       47,580       47,796       47,174
Other assets                                  600          963        2,988        3,362        3,450
                                         --------------------------------------------------------------
Total Assets                             $ 71,778     $ 99,437     $131,797     $134,755     $133,826
                                         ==============================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Revolver                                 $ 28,554     $ 16,476     $ 34,416     $ 35,565     $ 35,340
Accounts payable                            4,012        3,561        6,250        6,964        5,565
Other payables/accruals                     4,513        6,559        7,795        7,577        7,041
7.54% Senior notes                              0       30,000       30,000       30,000       30,000
Other long-term debt                        1,962        3,237        4,484        4,485        4,387
Deferred income taxes                       2,901        4,183        5,738        5,831        5,949
                                         --------------------------------------------------------------
Total liabilities                          41,942       64,016       88,683       90,422       88,282

Total stockholders' equity                 29,836       35,421       43,114       44,333       45,544
                                         --------------------------------------------------------------
Total Liabilities and Equity             $ 71,778     $ 99,437     $131,797     $134,755     $133,826
                                         ==============================================================



                                        11/30/99     2/28/00      2/28/01      2/28/02
     ASSETS                               Q3E          Q4E         2001E        2002#
Cash                                    $  1,299     $  1,299     $  1,299     $  1,299
Marketable securities                          0            0            0            0
Accounts receivable                       13,234       12,281       14,044       15,254
Furniture, net                            56,780       56,788       57,901       59,349
Prepaid expenses                           4,683        4,683        4,683        4,683
PP&E, net                                  9,046        9,050        9,787       10,462
Goodwill and other intangibles, net       46,532       45,890       45,015       43,355
Other assets                               3,450        3,450        3,450        3,450
                                      -------------------------------------------------
Total Assets                            $135,023     $133,441     $136,180     $137,853
                                      =================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Revolver                                $ 34,199     $ 32,775     $ 28,778     $ 22,694
Accounts payable                           7,324        6,860        7,882        8,603
Other payables/accruals                    7,041        7,041        7,041        7,041
7.54% Senior notes                        30,000       30,000       30,000       30,000
Other long-term debt                       3,686        3,452        2,452        1,452
Deferred income taxes                      5,949        5,949        5,949        5,949
                                      -------------------------------------------------
Total liabilities                         88,199       86,077       82,102       75,739

Total stockholders' equity                46,825       47,365       54,078       62,114
                                      -------------------------------------------------
Total Liabilities and Equity            $135,023     $133,441     $136,180     $137,853
                                      =================================================

                                   IV APPENDIX


ORGANIZATIONAL CHART
                         GLOBE BUSINESS RESOURCES, INC.

                        -----------------------------------------------------------------------------------------
                        |                                                                                       |
                    David Hoguet.......................................Jeffery Pedersen....................Blair Neller
                   Chairman & CEO                                   Executive Vice President              President & CEO
     -------------------------------------------------              |                                            |
     |                   |                          |               |                                ---------------------
Chris Gruenke      Sharon Kebe                Sondra Marsh          |  -  Regional VP                |                   |
VP & CIO       Sr. VP-Finance & Treasurer     Dir. Human Resources  |                          Gina Scaringelli     George Quay
                                                                    |  -  Regional VP          Marketing Manager   VP & Dir. of
                                                                    |                                              National Sales
                                                                    |  -  Regional VP
                                                                    |
                                                                    |  -  Regional VP
                                                                    |
                                                                    |  -  Regional VP
                                                                    |
                                                                    |  -  Regional VP
                                                                    |
                                                                    | Director of Merchandising


                         BOARD OF DIRECTORS PRESENTATION

                  Summary of Proposals: Globe Furniture Rentals
                  ---------------------------------------------



Bidder:                                    Aaron Rents, Inc.
Indicative Value:                          $55,000,000 - $60,000,000
Consideration:                             All Cash
Transaction:                               Asset Purchase



Bidder:                                    Cort Furniture Rental
Indicative Value:                          $50,000,000 - $70,000,000
Consideration:                             All Cash
Transaction:                               Asset Purchase

                         BOARD OF DIRECTORS PRESENTATION

                                OCTOBER 27, 1999

                         BOARD OF DIRECTORS PRESENTATION


Globe Business Resources has retained Friedman, Billings, Ramsey and Co., Inc. to assist it in exploring strategic alternatives including the possible sale of business segments or a possible merger or sale of the corporation. This process has been initiated with the goal of maximizing current value to shareholders.

                         BOARD OF DIRECTORS PRESENTATION

                              Transaction Timeline
                              --------------------


- Strategic alternatives press release ..............................................................September 13th

- Commenced drafting of Information Memorandum ..............................................Week of September 27th

- Initial solicitation of buyers    ............................................................Week of October 4th

- Information Memorandum delivered ............................................................Week of October 11th

- Initial proposals due by 12:00 p.m. .................................................................October 25th

- Board of Directors presentation .....................................................................October 27th

- Parties notified of invitation to participate in second
   round of the transaction process by 5:00 p.m. ......................................................October 29th

- Management presentations and data room visits ........................................Weeks of November 1st - 8th

- Definitive Proposals due ...........................................................................November 15th

- Definitive Proposals and Definitive Agreements negotiated ..................................Week of November 15th

- Definitive Agreement announced .....................................................................November 22nd

                                          BOARD OF DIRECTORS PRESENTATION

                                   Universe of Potential Buyers Contacted by FBR
                                   ---------------------------------------------


                                                     Executed CA          Received
                                                     Received             Exec. Sum.         Companies
                                                     IM                   & CA               Contacted

Corporate Housing & Relocation Services              3                       4                   6
Extended Stay                                        2                       4                   5
Furniture Rental                                     5                       7                   8
Traditional Hotels                                   1                       5                  20
REITS                                                1                       3                  10
MISC                                                 0                       0                   9
Financial Buyer                                      19                     26                  37
Internet Based Furniture Sales                       0                       0                   5

                                                     31                     49                 100

                         BOARD OF DIRECTORS PRESENTATION

             Potential Buyers Who Received an Information Memorandum
             -------------------------------------------------------


CORPORATE HOUSING & RELOCATION SERVICES                                   FINANCIAL
---------------------------------------                                   ---------
Marriott International, Inc.                                              BancBoston Capital Inc.
Mobility Services International                                           Bank of America Corp.
Prudential Real Estate and Relocation Solutions                           Citizens Capital Incorporated
                                                                          CIVC Partners
                                                                          Code, Hennessy & Simmons LLC
                                                                          EOS Partners, L.P.
EXTENDED STAY                                                             First Union Securities Inc.
-------------                                                             Fremont Group
Candlewood Hotel Co., Inc.                                                Golub Associates Incorporated
Sunburst Hospitality Corp.                                                GTCR Golder Rauner, LLC
                                                                          H.I.G. Capital LLC
FURNITURE RENTAL                                                          Harvest Partners, Inc.
----------------                                                          ING Furman Selz Investments
Aaron Rents, Inc.                                                         Legg Mason Merchant Banking Inc.
Brook Furniture Rental, Inc.                                              Patricof & Co. Ventures, Inc.
CORT Business Services Corporation                                        PNC Bank Corp.
Rent-Way, Inc.                                                            Warburg Pincus
Swingles Furniture Rental, Inc.                                           Westin Presidio Capital
                                                                          Windward Capital Partners, L.P.
TRADITIONAL HOTELS
------------------
Bristol Hotels & Resorts Inc.

REITS
-----
Equity Residential Properties Trust

                         BOARD OF DIRECTORS PRESENTATION


SELECTED MERGER & ACQUISITION COMPARABLES
0% OVERHEAD ELIMINATIONS



                                                                                  Deal Value/       Deal Value/
Seller                   Buyer            Deal Value   LTM EBITDA   LTM EBIT      LTM EBITDA        LTM EBIT
----------------------------------------------------------------------------------------------------------------
ExecuStay                Marriott         $140,180     $12,087(1)   na            6.65x             na
                         International
Cort Business            Management         475,519    na           54,250        na                8.77x
Services                 Group(2)
----------------------------------------------------------------------------------------------------------------
AVERAGE                                                                           6.65X             8.77X
----------------------------------------------------------------------------------------------------------------
Globe Business
Resources

Corporate housing                                                                 $11,670
EBITDA(3)

Furniture rental                                                                                    $10,231
EBIT(3)

Multiple                                                                          6.65x             8.77x
                                                                                  -----             -----
Division value                                                                    77,579            89,678

Unallocated                                                                       (2,825)           (2,477)
corporate overhead

Multiple                                                                          6.65x             8.77x
                                                                                  -----             -----
Impact on division                                                                (18,781)          (21,710)
value

----------------------------------------------------------------------------------------------------------------

                         BOARD OF DIRECTORS PRESENTATION


Division value, net                                                             -----------         ---------
                                                                                  58,798              67,968

Blended enterprise                                                                                   126,766
value

Less debt                                                                                             69,727

Plus cash                                                                                              1,299
                                                                                                    ---------
Equity value                                                                                         $58,338
                                                                                                    =========
Diluted shares                                                                                         4,838

PRICE PER SHARE                                                                                       $12.06

1.  Estimated 1999 EBITDA at time of deal.
2.  Transaction not approved by shareholders.
3.  Estimated fiscal 2000 EBITDA, excluding non-recurring.

                         BOARD OF DIRECTORS PRESENTATION

SELECTED MERGER & ACQUISITION COMPARABLES
0% OVERHEAD ELIMINATIONS


                                                                                               Deal Value/      Deal Value/
Seller                   Buyer             Deal Value      LTM EBITDA        LTM EBIT          LTM EBITDA       LTM EBIT
---------------------------------------------------------------------------------------------------------------------------
ExecuStay                Marriott           $140,180       $12,087(1)          na                6.65x            na
                         International
Cort Business            Management          475,519       na                54,250            na               8.77x
Services                 Group(2)
---------------------------------------------------------------------------------------------------------------------------
AVERAGE                                                                                        6.65X            8.77X
---------------------------------------------------------------------------------------------------------------------------
Globe Business
Resources
Corporate housing                                                                              $11,670
EBITDA(3)
Furniture rental                                                                                                $10,231
EBIT(3)
Multiple                                                                                       6.65x            8.77x
                                                                                               -----            -----
Division value                                                                                 77,579           89,678

Unallocated                                                                                    (2,119)          (1,858)
corporate overhead
Multiple                                                                                       6.65x            8.77x
                                                                                               -----            -----
Impact on division                                                                             (14,086)        (16,283)
value
---------------------------------------------------------------------------------------------------------------------------

                         BOARD OF DIRECTORS PRESENTATION



Division value, net                                                                        -----------          ---------
                                                                                              63,493             73,396

Blended enterprise                                                                                              136,889
value

Less debt                                                                                                        69,727

Plus cash                                                                                                         1,299
                                                                                                                ---------
Equity value                                                                                                    $68,461
                                                                                                                =========

Diluted shares                                                                                                    4,838

PRICE PER SHARE                                                                                                  $14.15


1.  Estimated 1999 EBITDA at time of deal.
2.  Transaction not approved by shareholders.
3.  Estimated fiscal 2000 EBITDA, excluding non-recurring.

                         BOARD OF DIRECTORS PRESENTATION

SELECTED MERGER & ACQUISITION COMPARABLES
0% OVERHEAD ELIMINATIONS


                                                                                              Deal Value/         Deal Value/
Seller                   Buyer              Deal Value       LTM EBITDA        LTM EBIT       LTM EBITDA          LTM EBIT
-----------------------------------------------------------------------------------------------------------------------------
ExecuStay                Marriott            $140,180        $12,087(1)        na             6.65x               na
                         Internationa(l)
Cort Business            Management           475,519        na                54,250         na                  8.77x
Services                 Group(2)
-----------------------------------------------------------------------------------------------------------------------------
AVERAGE                                                                                       6.65X               8.77X
-----------------------------------------------------------------------------------------------------------------------------
Globe Business
Resources
Corporate housing                                                                             $11,670
EBITDA(3)
Furniture rental                                                                                                  $10,231
EBIT(3)
Multiple                                                                                        6.65x               8.77x
                                                                                              -------               -----
Division value                                                                                 77,579              89,678

Unallocated                                                                                    (1,413)             (1,238)
corporate overhead
Multiple                                                                                        6.65x               8.77x
                                                                                              -------               -----
Impact on division                                                                             (9,390)            (10,855)
value
-----------------------------------------------------------------------------------------------------------------------------

                         BOARD OF DIRECTORS PRESENTATION



Division value, net                                                                         --------              -------
                                                                                             68,188                78,823

Blended enterprise                                                                                                147,011
value
Less debt                                                                                                          69,727
Plus cash                                                                                                           1,299
                                                                                                                  -------
Equity value                                                                                                      $78,583
                                                                                                                  =======

Diluted shares                                                                                                      4,838
PRICE PER SHARE                                                                                                    $16.24

1.  Estimated 1999 EBITDA at time of deal.
2.  Transaction not approved by shareholders.
3.  Estimated fiscal 2000 EBITDA, excluding non-recurring.

                         BOARD OF DIRECTORS PRESENTATION

SELECTED MERGER & ACQUISITION COMPARABLES
0% OVERHEAD ELIMINATIONS


                                                                                              Deal Value/             Deal Value/
Seller                Buyer              Deal Value       LTM EBITDA        LTM EBIT          LTM EBITDA              LTM EBIT
-----------------------------------------------------------------------------------------------------------------------------------
ExecuStay             Marriott            $140,180         $12,087(1)        na                6.65x                   na
                      Internationa(l)
Cort Business         Management           475,519           na              54,250            na                      8.77x
Services              Group(2)
-----------------------------------------------------------------------------------------------------------------------------------
AVERAGE                                                                                        6.65X                   8.77X
-----------------------------------------------------------------------------------------------------------------------------------
Globe Business
Resources

Corporate housing                                                                           $11,670
EBITDA(3)

Furniture rental                                                                                                    $10,231
EBIT(3)

Multiple                                                                                      6.65x                   8.77x
                                                                                              -----                   -----
Division value                                                                               77,579                  89,678

Unallocated                                                                                    (706)                 (  619)
corporate overhead

Multiple                                                                                      6.65x                   8.77x
                                                                                              -----                   -----
Impact on division                                                                           (4,695)                 (5,428)
value
-----------------------------------------------------------------------------------------------------------------------------------

                                          BOARD OF DIRECTORS PRESENTATION



Division value, net                                                                            -----------             ---------
                                                                                               72,883                   84,251

Blended enterprise                                                                                                     157,134
value
Less debt                                                                                                               69,727
Plus cash                                                                                                                1,299
                                                                                                                       ---------
Equity value                                                                                                           $88,706
                                                                                                                       =========

Diluted shares                                                                                                           4,838
PRICE PER SHARE                                                                                                         $18.34

1.  Estimated 1999 EBITDA at time of deal.
2.  Transaction not approved by shareholders.
3.  Estimated fiscal 2000 EBITDA, excluding non-recurring.

                         BOARD OF DIRECTORS PRESENTATION

              Summary of Proposals: Globe Business Resources, Inc.
              -----------------------------------------------------


Bidder:                            Brook Furniture Rental
Indicative Value:                  $14.00 - $16.00 per share
Consideration:                     All Cash
Transaction:                       Stock Purchase
Financing:                         Fremont Partners, William Blair
Other:                             Goal of Definitive Agreement by Week of
                                   November 15, 1999



Bidder:                            Swingles Furniture Rental, Inc.
Indicative Value:                  $13.40 - $15.50 per share
Consideration:                     All Cash
Transaction:                       Stock Purchase
Financing:                         Mesirow Financial

            Summary of Proposals: Globe Corporate Stay International
            --------------------------------------------------------


Bidder:                                                   ExecuStay By Marriott
Indicative Value:                                         $40,000,000
Consideration:
                                                          All Cash
Transaction:                                              Asset Purchase


752425.1